FOR IMMEDIATE RELEASE                                                                      EXHIBIT 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Relations Contact: Frank Milano (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT EXPANDS INTO AUSTRALIA
Company Announces Strategic Alliance with Harvey Norman and A.H. Beard

MINNEAPOLIS – (Oct. 24, 2007) – Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced the launch of the Sleep Number® bed and accessories in Australia through a strategic alliance with Harvey Norman Holdings Limited and A.H. Beard.
Harvey Norman is Australia’s largest furniture and electrical franchisor, trading under the Harvey Norman and Domayne brands. Harvey Norman and Domayne franchises will offer several models of the Sleep Number bed and pillows in Sleep Number-branded gallery stores being built in both Harvey Norman and Domayne franchised stores. The unique gallery stores are separate retail spaces within the stores specifically designed for Sleep Number products and staffed with dedicated salespeople. The products initially will be available in 32 retail stores located in the greater Sydney metropolitan area beginning Oct. 24, 2007.
“Both Harvey Norman and A.H. Beard are ideal partners to help introduce the benefits of the Sleep Number bed and accessories to consumers in Australia,” explained Wendy Schoppert, senior vice president of international, Select Comfort. “Both are well-respected, trusted brands with deep experience in effectively bringing high-quality products to the marketplace.”
Select Comfort and its Australian partners plan additional expansion in 2008.

About Harvey Norman
Harvey Norman Holdings Limited is an Australian listed public company. The Harvey Norman enterprise is essentially an integrated retail, franchise and property system, which delivers an

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unparalleled retail offering in Australia, New Zealand, Singapore, Malaysia, Ireland and Slovenia.

About A.H. Beard
A.H. Beard is Australia's premiere manufacturer of quality, hand-crafted mattresses and bedding, having manufactured high-quality sleep sets for more than 100 years. The company utilizes superior production methods and materials to produce the best possible comfort level and support for consumers. A.H. Beard offers a wide range of brands and distribution throughout Australia, New Zealand and the South Pacific region.

About Select Comfort Corporation
Founded more than 20 years ago, Select Comfort Corporation is the nation’s leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its more than 470 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

1Top 25 Bedding Retailers, Furniture/Today, August 2007.
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